As filed with the Securities and Exchange Commission on June 7, 2024

Registration No. 333-222073

Registration No. 333-253510

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-222073

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-253510

UNDER

THE SECURITIES ACT OF 1933

CASA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-3108867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Old River Road

Andover, Massachusetts 01810

(Address of principal executive offices, including zip code)

2003 Stock Incentive Plan

2011 Stock Incentive Plan

2017 Stock Incentive Plan

(Full title of the plans)

Michael Glickman

President and Chief Executive Officer

100 Old River Road

Andover, Massachusetts 01810

(978) 688-6706

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

John Mutkoski, Esq.

Kimberly Larie, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Casa Systems, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-222073, filed with the SEC on December 15, 2017, registering (i) 145,830 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) under the Company’s 2003 Stock Incentive Plan, as amended, (ii) a total of 15,967,780 shares of Common Stock under the Company’s 2011 Stock Incentive Plan, as amended, and (iii) 10,015,620 shares of the Common Stock under the Company’s 2017 Stock Incentive Plan; and

•	Registration Statement No. 333-253510, filed with the SEC on February 25, 2021, registering a total of 6,705,782 shares of Common Stock under the Company’s 2017 Stock Incentive Plan.

On April 3, 2024, the Company commenced voluntary proceedings under chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware.

In connection with the Chapter 11 Cases, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. On June 7, 2024 (the “Effective Date”), the Company’s Third Amended Joint Plan of Liquidation of Casa Systems, Inc. and Its Debtor Affiliates (the “Plan”) became effective. Pursuant to the Plan, all equity interests in the Company were cancelled on the Effective Date and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has duly caused these Post-Effective Amendments on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on June 7, 2024.

Casa Systems, Inc.

By:	/s/ Edward Durkin
Name:	Edward Durkin
Title:	Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.